Exhibit 10.35

SANTA CLARITA HI

AGREEMENT OF PURCHASE AND SALE

BY THIS AGREEMENT OF PURCHASE AND SALE (this “Agreement”), and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto declare, covenant and agree as follows:

1. DEFINITIONS.

The following terms are hereby defined as set forth below for purposes of this Agreement and shall be given such meanings wherever appearing in this Agreement unless the context requires otherwise, and subject to such further qualifications as are expressly set forth hereafter:

Seller:

RT CLARITA TWO, L.P.
A Delaware limited partnership
Attention: Sam Friedman
401 Keyser Avenue
Natchitoches, LA 71457
Telephone: (318) 352-8238
Facsimile: (318) 352-8276
Email: Sam.Friedman@dimdev.com

Buyer:

APPLE NINE HOSPITALITY OWNERSHIP, INC.,
A Virginia corporation
Attention: Sam Reynolds
814 E. Main Street
Richmond, VA 23219
Telephone: 804-344-8121
Facsimile: 804-727-6354
Email: SReynolds@applereit.com

Escrow Agent:	LAND AMERICA AMERICAN TITLE COMPANY—1951
Debby S. Moore
Escrow Officer / Commercial Closer
2505 N. Plano Road, Ste. 3100
Richardson, Texas 75082
Telephone: 214-570-0200 X 103
Facsimile: 214-570-0210
E-Mail: dmoore@landam.com
Escrow Number: (“Escrow”)

Effective Date of
this Agreement:	August 29, 2008

Opening of
Escrow:	The date upon which this Agreement has been fully executed by Buyer and Seller.

Review Period:	The period commencing on the Opening of Escrow and expiring forty-five (45) days thereafter at 5:00 p.m. c.s.t.

Closing Date:	Fifteen (15) days after the expiration of the Review Period, or the date upon which the Existing Loan can be assumed, whichever is later; provided, however, the outside closing date shall be December 31, 2008. “Closing” shall mean the recordation of the Special Warranty Deed described in Section 5.1(a) in the official records of Los Angeles County, California

Property:	The property which is subject to this Agreement and which Seller agrees to sell and Buyer agrees to purchase is as follows:

a. All of that certain real property situated at 25259 The Old Road, Santa Clarita, CA 91381, the legal description of which is attached hereto as Exhibit “A” and incorporated herein by reference, all hereditaments, privileges, tenements and appurtenances thereto, including any and all rights under covenants, easements, conditions, restrictions and other usage agreements and all open or proposed highways, streets, roads, avenues, alleys, easements, strips, gores and rights-of-way in, on, across, in front of, contiguous to, abutting or adjoining the Property and all water rights (if any) and all trees, bushes and other flora now or on the Closing Date affixed thereto or thereon (the “Real Property”);

b. All buildings, improvements, fixtures and appurtenances situated in, on or about the Real Property, including, but not limited to, a 128 room hotel (the “Hotel”) known as the “Hampton Inn Los Angeles/Santa Clarita” (collectively, the “Improvements”);

c. All of Seller’s right, title and interest in and to the inventory located at the Improvements, including, but not limited to, all merchandise, supplies, inventory and other items used for the operation and maintenance of guest rooms, restaurants, lounges, swimming pools, health clubs, spas, business centers, meeting rooms and other common areas and recreational areas located within or relating to the Improvements, including, without limitation, all food and beverage (alcoholic and non-alcoholic) inventory, office supplies and stationery, advertising and promotional materials, china, glasses, silver/flatware, towels, linen and bedding (all of which shall be 2-par level for all suites or rooms in the Hotel), guest cleaning, paper and other supplies, upholstery material, carpets, rugs, furniture, engineers’ supplies, paint and painters’ supplies, employee uniforms, and all cleaning and maintenance supplies, including those used in connection with the swimming pools, indoor and/or outdoor sports facilities, health clubs, spas, fitness centers, restaurants, business centers, meeting rooms and other common areas and recreational areas (collectively “Inventory”) to operate the Hotel;

d. All of the “FF&E”, which shall include all tangible personal property and fixtures of any kind (other than personal property (i) owned by guests of the Hotel or (ii) leased by Seller pursuant to an FF&E Lease) attached to, or located upon and used in connection with the ownership, maintenance, use or operation of the Real Property or Improvements as of the date hereof (or acquired by Seller and so employed prior to Closing), including, but not limited to, all furniture, fixtures, equipment, signs and related personal property; all heating, lighting, plumbing, drainage, electrical, air conditioning, and other mechanical fixtures and equipment and systems; all elevators, and related motors and electrical equipment and systems; all hot water heaters, furnaces, heating controls, motors and equipment, all shelving and partitions, all ventilating equipment, and all disposal equipment; all spa, health club and fitness equipment; all equipment used in connection with the use and/or maintenance of the guestrooms, restaurants, lounges, business centers, meeting rooms, swimming pools, indoor and/or outdoor sports facilities and other common areas and recreational areas; all carpet, drapes, beds, furniture, televisions and other furnishings; all stoves, ovens, freezers, refrigerators, dishwashers, disposals, kitchen equipment and utensils, tables, chairs, plates and other dishes, glasses, silverware, serving pieces and other restaurant and bar equipment, apparatus and utensils. A current list of FF&E is attached hereto as Exhibit B (collectively, “FF&E”). Notwithstanding anything contained herein to the contrary, Seller shall, at its sole cost and expense, pay off any financing (whether lease financing or purchase money financing) of any motor vehicles at Closing;

e. All of Seller’s right, title and interest in and to all assignable service contracts, leases, contracts and other agreements in effect with respect to the ownership and operation or maintenance of the Real Property, Improvements and FF&E (“Operating Agreements”). A current list of Operating Agreements is attached hereto as Exhibit C;

f. All of Seller’s right, title and interest in and to room and other reservations with respect to the Improvements and relating to any period from and after 12:01 a.m. on the Closing Date; and

g. To the extent assignable, all of Seller’s right, title and interest, if any, in and to (i) all governmental permits, licenses, certifications and authorizations, including, without limitation, certificates of occupancy, relating to the construction, use or operation of the Hotel, to the extent that the same are assignable by Seller; (ii) all unexpired warranties and guaranties relating to the Real Property, Improvements and FF&E; (iii) all architectural or engineering plans, drawings and specifications, surveys and soils, environmental and geologic reports pertaining to the Real Property in Seller’s possession or control; and (iv) telephone numbers, Property Management System Guest History Electronic Data during Seller’s ownership of the Property, sales contracts for future business and for the past 12 months business, sales client contract information lists, and other business records (collectively, the “Warranties and Intangibles”).

Notwithstanding any provision in this Agreement to the contrary, the term “Property” shall not include (i) any non-assignable Operating Agreements, (ii) any non-assignable Warranties and Intangibles, (iii) any cash on hand (excluding cash described in Section 5.3) or in accounts or cash equivalents, (iv) any security, vendor or other deposits of any type or nature, including, but not limited to, deposits for utilities, lender escrows or under Operating Agreements but specifically excluding guest deposits for room reservations post Closing, (v) any notes, accounts receivable and vendor receivables due Seller in connection with the operation of the Hotel on or before the Closing Date, (vi) the Management Agreement with Dimension Development Company, Inc., and (vii) any accounts payable, operating expenses, costs and other charges incurred for periods prior to the Closing Date.

Existing Loan:	That certain loan in the original principal amount of $7,400,000 as evidenced by a promissory note from Seller, as maker, in favor of Lehman Brothers Bank, FSB (“Lender”) dated January 28, 2003, secured by the Property pursuant to that certain Deed of Trust dated January 28, 2003 and recorded in the Los Angeles County, California records.

2. PURCHASE PROVISIONS.

2.1 Agreement and Property. Seller hereby agrees to sell, transfer and convey to Buyer, and Buyer hereby agrees to purchase and acquire from Seller, the Property, all upon and subject to the terms, conditions and provisions set forth in this Agreement.

2.2 Purchase Price. The purchase price for the Property shall be Sixteen Million Five Hundred Thousand and No/100ths Dollars ($16,500,000.00) (the “Purchase Price”), payable as follows:

(a) Two Hundred Fifty Thousand and No/100ths ($250,000.00) Dollars in cash or immediately available funds (the “Initial Deposit”) deposited by Buyer with the Escrow Agent in an interest bearing account within two (2) business days following the Opening of Escrow;

(b) At the end of the Review Period, Buyer shall deposit an additional Two Hundred Fifty Thousand and No/100ths ($250,000.00) Dollars in cash or immediately available funds (the “Additional Deposit”) with Escrow Agent; and

(c) the balance of the Purchase Price, less the then outstanding principal balance of the Existing Loan immediately prior to Closing, in cash or immediately available funds deposited with the Escrow Agent on or before the Closing Date.

2.3 Earnest Money Deposit. Prior to the expiration of the Review Period, the Initial Deposit, together with interest earned thereon shall be fully refundable in accordance with the procedures set forth in Section 3.6 below. From and after the expiration of the Review Period, the Initial Deposit and the Additional Deposit (collectively, the “Earnest Money Deposit”) shall apply to the Purchase Price and shall be nonrefundable to Buyer; provided, however, that if:

a. Buyer terminates this Agreement on or before the expiration of the Review Period in accordance with the provisions of Section 3.1; or

b. Buyer terminates this Agreement on or before the expiration of the Review Period in accordance with the provisions of Section 3.6; or

c. Buyer terminates this Agreement pursuant to the provisions of Section 6.1 in the event of a Seller default; or

d. Buyer terminates this Agreement pursuant to the provisions of Section 8 in the event of a condemnation or casualty; or

e. Buyer terminates the Escrow pursuant to the provisions of Section 5.12,

then the Earnest Money Deposit shall promptly be refunded to Buyer, this Agreement shall terminate and the parties shall have no further rights or obligations hereunder except as expressly provided for herein. Escrow Agent shall invest the Earnest Money Deposit in insured money market accounts, certificates of deposit or United States Treasury Bills, provided that such investments are federally issued or insured.

2.4 Purchase Price Allocation. Buyer and Seller shall attempt to agree on the allocation of the Purchase Price during the Review Period. If the parties are unable to agree on an allocation, each party may assign its own allocation of the Purchase Price. Any transfer tax declaration required to be filed or recorded at Closing shall contain Buyer’s allocation of the Purchase Price.

2.5 Existing Loan. At Closing, Buyer shall assume the Existing Loan at its sole cost and expense; provided, however, Seller shall cooperate with Buyer in its efforts to assume the Existing Loan and Seller shall be responsible for its own attorneys’ fees incurred in connection with the assumption including any costs necessitated by Seller’s negotiation of the assumption documents or structure.

3. PROPERTY TITLE AND CONDITION.

3.1 Preliminary Title Report.

(a) Within two (2) days following the Opening of Escrow, Seller shall provide Buyer a copy of its existing title insurance policy, exception documents and survey, and within twelve (12) days following the Opening of Escrow, Buyer will have prepared a Preliminary Title Report/Commitment for owners title insurance for the Property showing all liens, encumbrances and other matters affecting the title to the Property (the “Title Report”) and will provide a copy thereof together with legible copies of the documents shown as title exceptions or requirements therein to Seller. Buyer shall have ten (10) days following receipt of the Title Report to object, in Buyer’s sole and absolute discretion, to any other items contained in the Title Report. Buyer shall have until the end of the Review Period to object to any items contained in the Survey (as that term is defined in Section 3.2). Should Buyer object to any provisions contained therein, Seller shall, within five (5) days of the receipt of any such objections, advise Buyer of which title objections it will cure. Thereafter, prior to the later of five (5) days following (x) the expiration of the Review Period or (y) receipt of Seller’s title response notice, Buyer may either: (i) reject the Title Report and the Survey, in which case this Agreement is terminated, the parties will have no further rights or obligations hereunder (except those which specifically survive the termination of this Agreement) and the Initial Deposit shall be immediately refunded to Buyer without further instruction; or (ii) Buyer can choose to accept the Title Report and Survey by the placement of the Additional Deposit, which signifies acceptance of the Title Report and Survey. Any cure of title objections which Seller has elected to undertake shall be completed no later than five (5) days prior to the Closing Date. If such cure has not been completed by such time, Buyer may at such time either: (i) reject the Title Report and the Survey, in which case this Agreement is terminated, the parties will have no further rights or obligations hereunder (except those which specifically survive the termination of this Agreement) and the Earnest Money Deposit shall be immediately refunded to Buyer without further instruction; or (ii) Buyer can choose to accept the Title Report and Survey.

(b) If any amended Title Reports are issued from the same title company after the expiration of the Review Period, Buyer shall have until five (5) business days following receipt of the same to review the amendment and to accept or reject any new matters set forth on Schedule B—Section 2 (Exceptions) to the amended Title Report which do not arise from the act or omission to act on the part of Buyer or its agents (the “New Exception(s)”) and shall be deemed to have accepted the New Exception(s) unless written notice of rejection is given to Seller on or before the expiration of said five (5) business days. If any New Exception(s)is rejected by Buyer and Seller does not, within five (5) business days after Buyer’s rejection of the New Exception, agree to remove the New Exception, Buyer may either: (i) reject the Title Report and the Survey, in which case this Agreement is terminated, the parties will have no further rights or obligations hereunder (except those which specifically survive the termination of this Agreement) and the Initial Deposit shall be immediately refunded to Buyer without further instruction; or (ii) Buyer can choose to accept the Title Report and Survey by the placement of the Additional Deposit, which signifies acceptance of the Title Report and Survey.

(c) In the event that Buyer accepts the Title Report, those matters listed on Schedule B, Section 2 (Exceptions to Title) of Title Report shall be the “Permitted Exceptions”. In no event shall Permitted Exceptions include liens, or documents evidencing liens, securing any indebtedness, any mechanics’ or materialmen’s liens or any claims or potential claims therefor covering the Property or any portion thereof (“Seller Liens”), each of which shall be paid in full by Seller and released at Closing.

(d) Seller shall reasonably cooperate with Buyer to cause unacceptable matters to be removed from the Title Report, provided, however, that Seller shall have no obligation to expend money or obtain any endorsements in order to remove any title exceptions. Seller shall, however, cause any consensual monetary liens, if any, affecting the Property to be removed as of the Closing.

3.2 Survey. Within five (5) days following the Opening of Escrow, Buyer, at its sole cost and expense, will order an ALTA/ASCM survey to be prepared by a duly registered land surveyor or civil engineer certified to Buyer and to Escrow Agent and in form acceptable to Escrow Agent to issue its owners policy of title insurance (the “Survey”).

3.3 Information. Within five (5) calendar days following the Opening of Escrow, Seller shall provide Buyer with access to the information described on the attached Exhibit “B” (collectively, “Review Materials”).

3.4 Operating Agreements. Within five (5) calendar days following the Opening of Escrow, Seller shall provide to Buyer as part of the Review Materials, a copy of the Operating Agreements. Within ten (10) business days following receipt of the Operating Agreements, Buyer shall provide written notice to Seller of any Operating Agreements to which Buyer objects (the “Objectionable Agreements”); provided that Buyer may not object to any Operating Agreement that may be terminated upon thirty (30) or fewer days notice without penalty or termination fee. Within five (5) days following notice of the Objectionable Agreements from Buyer, Seller may (i) agree to terminate such Objectionable Agreements on or before the Closing Date, in which case this Agreement shall continue in full force and effect, or (ii) not agree to terminate such Objectionable Agreements, in which case Buyer shall have the right to terminate this Agreement and the Initial Deposit shall be immediately refunded to Buyer without further instruction. At Closing, Buyer shall assume and become responsible for all of the liabilities and obligations which arise post Closing under all of the Operating Agreements which Buyer has assumed, so long as Seller provided to Buyer a copy of such Operating Agreement pursuant to the provisions of Section 3.3 above.

3.5 Hampton Inn Franchise. The Hotel is operated by Seller pursuant to that certain Franchise Agreement dated July 2, 2001 (the “Existing Franchise Agreement”). Within ten (10) days following the Opening of Escrow, Buyer shall apply to Licensor for a new license agreement (with an effective date no earlier than the Closing Date) to replace the Existing Franchise Agreement for the unexpired term thereof. Buyer shall be responsible for the costs of such application and any and all transfer fees and costs payable to the Licensor in connection with the application and review for the new license.

3.6 Review Period. During the Review Period, Buyer or its agents shall have the right to enter upon the Property to conduct surveys, hydrological, topographical, traffic, feasibility and engineering studies and reports, to conduct tests (but not borings without the prior written consent of Seller, which consent shall not be unreasonably withheld) and environmental analyses of the soils and water, to investigate the availability and quality of access and utilities to the Property, and to otherwise inspect the general condition of the Property, the cost of which shall be borne exclusively by Buyer. Buyer agrees to indemnify and hold Seller harmless from any liabilities incurred as a result of such entrance by Buyer or its agents upon the Property (except and excluding liability for lost business or lost employees, or resulting from Seller’s gross negligence or intentional misconduct). Buyer shall obtain or cause its consultants to obtain, at Buyer’s sole cost and expense prior to commencement of any investigative activities on the Property, a policy of commercial general liability insurance with limits of not less than $2 million covering any and all liability of Buyer and Seller with respect to or arising out of Buyer’s investigative activities. Without limiting the generality of the foregoing, Buyer agrees to restore the Real Property and Improvements to its former condition. The foregoing indemnity and obligation to restore shall survive the Closing or any termination of this Agreement. Buyer may also review the effect of all zoning, land use, environmental building and construction laws and regulations restricting or regulating or otherwise affecting the use, occupancy or enjoyment of the Property. Buyer shall have until the expiration of the Review Period to accept or reject, in Buyer’s sole and absolute discretion, the Review Materials and the general condition and feasibility of the Property. In the event that the Buyer rejects the Property on or before to the expiration of the Review Period, the Initial Deposit shall be immediately refunded to Buyer without further instruction and the parties shall have no further rights or obligations hereunder except as expressly provided for herein. Should Buyer fail to make the Additional Deposit called for under Section 2.2 (b) at the expiration of the Review Period without issuing notice of its intent to terminate the contract, the agreement is terminated and the parties shall have no further rights or obligations hereunder, with the Initial Deposit being forwarded to Seller.

3.7 Interviews. During the Review Period, Seller shall permit Buyer and its agents to interview, as part of its due diligence regarding the Property (and not in connection with employment), Seller’s employees and such other persons as reasonably requested by Buyer, provided, however, that (i) such interviews shall cause minimal disruption in Seller’s business and (ii) Buyer shall provide Seller with actual written facsimile notice, at 318-352-8276 no less than forty eight hours prior to the intended date of the interview. Notwithstanding anything contained herein to the contrary, the General Manager and the Director of Sales (collectively, the “Retained Employees”) may be offered positions with Seller or its affiliates, and Buyer cannot interview or employ the Retained Employees without Seller’s written consent.

4. REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER AND BUYER.

4.1 Seller’s Representations, Warranties and Covenants. Seller represents, warrants, covenants and agrees as follows:

(a) Organization and Power. Seller is a limited partnership, duly organized and validly existing under the laws of the State of Delaware, qualified to do business in the state in which the Real Property is located, and has all requisite powers to carry on its business as now conducted and to enter into and perform its obligations hereunder and under any document or instrument required to be executed and delivered on behalf of Seller hereunder.

(b) Authorization and Execution. This Agreement has been duly authorized by all necessary action on the part of Seller, has been duly executed and delivered by Seller, constitutes the valid and binding agreement of Seller and is enforceable in accordance with its terms.

(c) Litigation. There is no material action, suit or proceeding pending or, to the knowledge of Seller, threatened against Seller or affecting the Property in any court, before any arbitrator or before or by any governmental agency that is not fully covered by insurance in amounts sufficient to satisfy all claims and costs related thereto.

(d) Compliance with Applicable Laws. Seller has not received written notice and has no knowledge of: (i) any material violations of any laws, statutes, ordinances, regulations or other requirements of any governmental agency in connection with the Property (including, except as disclosed in the Review Materials, any laws related to hazardous materials); or (ii) any operation or use of the Property in material violation of any applicable law, statute, ordinance, rule, regulation, order or determination of any governmental authority.

(e) Condemnation. Seller has not received any written notice from any governmental authority regarding, and has no knowledge of, any pending or threatened condemnation, eminent domain or similar proceeding.

(f) Financial Statements. The financial statements are true and correct in all material respects and have been prepared on a basis of accounting that has been consistently applied in accordance with generally accepted accounting principles (“GAAP”) or with such accounting adjustments to GAAP as are generally acceptable in the real estate industry. Seller has delivered copies of all prior and current (i) Financial Statements for the Hotel, (ii) operating statements prepared by the Manager for the Hotel, and (iii) monthly financial statements prepared by the Manager for the Hotel which have been requested by Buyer. Each of such statements is, to Seller’s knowledge, complete and accurate in all material respects and, except in the case of budgets or proformas (which Buyer agrees it has not relied on in making the decision to purchase the Property) prepared in advance of the applicable operating period to which such budgets relate, fairly presents the results of operations of the Hotel for the respective periods represented thereby. Seller has relied upon the Financial Statements in connection with its ownership and operation of the Hotel during Seller’s ownership, and there are no independent audits or financial statements prepared by third parties relating to the operation of the Hotel other than the Financial Statements prepared by or on behalf of the Manager, all of which have been provided to Buyer.

(g) Taxes. During Seller’s ownership of the Property, all federal, state and local tax requirements relating to the Property and its operations have, to Seller’s knowledge, been complied with and, to Seller’s knowledge, all taxes due and payable in respect of the Hotel and its operation up through the Closing shall have been paid (except as prorated herein). Seller has no knowledge of any unassessed tax deficiency or liability, interest or penalties pending or threatened against the Property.

(h) Intentionally Deleted.

(i) Inventory. As of the Closing Date, there will be a minimum of two (2) turns of bed linens for each guest room and a one-week supply of normal inventory of food necessary to operate the Hotel.

(j) Employees. Seller is not a party to any contract with a labor union. All employees employed at the Hotel are the employees of the Seller. There are, to Seller’s knowledge, no (i) unions organized at the Hotel, (ii) union organizing attempts, strikes, organized work stoppages or slow downs, or any other labor disputes pending or threatened with respect to any of the employees at the Hotel, or (iii) collective bargaining or other labor agreements to which the Manager or the Hotel is bound with respect to any employees employed at the Hotel.

(k) Hazardous Materials. Seller has not, during its possession of the Hotel, used, stored, disposed of or released (or authorized the use, storage, disposal or release by a third party) toxic substances in or on the Hotel, except for in compliance with environmental laws and except for materials and supplies in the usual and customary amounts used in the ordinary course of a Hotel business in accordance with customary industry practices and procedures.

(l) Options to Purchase. There are no options to purchase, rights of first refusal or other similar agreements with respect to the Property which will survive Closing which give anyone the right to purchase the Property or any part thereof. There are no contracts or agreements which affect the Property, except as set forth herein.

(m) Certificates of Occupancy. Certificates of Occupancy for all buildings and other improvements have been duly issued and all Improvements may be legally occupied in accordance with their present occupancy. The Property is zoned properly for the present uses made thereof.

(n) Franchise Compliance. Seller has furnished to Buyer true and complete copies of that certain management agreement between Seller and Dimension Development Company dated May 8, 2001 (the “Existing Management Agreement”) and the Existing Franchise Agreement, which constitutes the entire agreement of the parties with respect to the subject matter thereof and which have not been amended or supplemented in any respect. There are no other management agreements, franchise agreements, license agreements or similar agreements for the operation or management of the Hotel or relating to the Brand, to which Seller is a party or which are binding upon the Property, except for the Existing Management Agreement and the Existing Franchise Agreement. The Existing Management Agreement and the Existing Franchise Agreement are in full force and effect, and shall remain in full force and effect until the termination of the Existing Management Agreement and the Existing Franchise Agreement at Closing, as provided in Section 14 hereof.

(o) Agreements. The Seller will deliver to Buyer, within five (5) days of the Effective Date, written copies of all Operating Agreements, including without limitation, all non-recorded licenses, covenants or restrictions building plans, equipment leases, furniture leases, construction and maintenance contracts, architects agreements, leases, service agreements, supply contracts, management agreements, and kiosk or other agreements affecting the ownership, operation, occupancy or maintenance of the Property on or before the commencement of the Review Period; and

(p) Sufficiency of Certain Items: The Property, on the Closing Date, shall contain not less than

(a) sufficient furniture, furnishings, televisions, carpets, drapes, rugs, floor covering, mattresses, pillows, bed spreads, and the like, to furnish each guest room, so that each guest room is fully furnished; and

(b) two (2) sets of towels, wash cloths and bed linens, so that there are two (2) sets of towels, wash cloths and linens in the usual number for each guest room and an extra equal set on the shelves (or in the laundry), together with a sufficient supply of paper goods, soaps, cleaning supplies and other supplies and materials reasonably adequate for the current operation of the Property.

(q) Operation. Seller will continue to operate the Property in good faith prior to Closing, and use its best efforts to solicit and secure future business at the hotel. From and after the date hereof through the Closing on the Property, Seller shall comply with the Existing Management Agreement and the Existing Franchise Agreement and keep the same in full force and effect and shall perform and comply with all of the following subject to and in accordance with the terms of such agreements:

(i) Continue to maintain the Property generally in accordance with past practices of Seller and pursuant to and in compliance with the Existing Management Agreement and the Existing Franchise Agreement, including, without limitation, (i) using reasonable efforts to keep available the services of all present employees at the Hotel and to preserve its relations with guests, suppliers and other parties doing business with Seller with respect to the Hotel, (ii) accepting booking contracts for the use of the Hotel’s facilities retaining such bookings in accordance with the terms of the Existing Management Agreement and the Existing Franchise Agreement, (iii) maintaining the current level of advertising and other promotional activities for the Hotel’s facilities, (iv) maintaining the present level of insurance with respect to the Hotel in full force and effect until the Closing Date for the Hotel and (v) remaining in compliance in all material respects with all current Licenses. However, nothing herein shall be interpreted to require Seller to expend capital funds unless an item is broken and needs to be replaced;

(ii) Keep, observe, and perform in all material respects all its obligations under and pursuant to the Operating Agreement, the Existing Management Agreement, the Existing Franchise Agreement and all other applicable contractual arrangements relating to the Hotel;

(iii) Not cause or permit the removal of FF&E from the Hotel except for the purpose of discarding worn and valueless items that have been replaced with FF&E of equal or better quality; timely make all repairs and maintenance, to keep all FF&E and all other Personal Property and all Real Property in good operating condition; keep and maintain the Hotel in a good state of repair and condition, reasonable and ordinary wear and tear excepted; and not commit waste of any portion of the Hotel;

(iv) Maintain the levels and quality of the Personal Property generally at the levels and quality existing on the date hereof and keep merchandise, supplies and inventory adequately stocked, consistent with good business practice, as if the sale of the Hotel hereunder were not to occur, including, without limitation, maintaining linens and bath towels at least at a 2-par level for all suites or rooms of the Hotel;

(v) Advise Buyer promptly of any litigation, arbitration, or administrative hearing before any court or governmental agency concerning or affecting the Hotel which is instituted or threatened after the date of this Contract or if any representation or warranty contained in this Contract shall become false;

(vi) Not take, or purposefully omit to take, any action that would have the effect of violating any of the representations, warranties, covenants or agreements of Seller contained in this Contract;

(vii) Pay or cause to be paid all taxes, assessments and other impositions levied or assessed on the Hotel or any part thereof prior to the delinquency date, and comply with all federal, state, and municipal laws, ordinances, regulations and orders relating to the Hotel;

(viii) Not sell or assign, or enter into any agreement to sell or assign, or create or permit to exist any lien or encumbrance (other than a Permitted Exception) on, the Property or any portion thereof; and

(ix) Not allow any permit, receipt, license, franchise or right currently in existence with respect to the operation, use, occupancy or maintenance of the Hotel to expire, be canceled or otherwise terminated.

Seller shall promptly furnish to Buyer copies of all new, amended or extended Operating Agreements (other than routine hotel room bookings entered into in the ordinary course of business) relating to the Hotel and entered into by the Existing Manager prior to Closing; provided, however, that in the case of any of the foregoing entered into by the Existing Manager on its own behalf, only to the extent Seller has knowledge thereof or a copy of which is obtainable from the Existing Manager. Buyer shall have the right to extend the Review Period for a period of five (5) Business Days in order to review any of the foregoing that are not received by Buyer at least five (5) Business Days prior to the expiration of the Review Period. Seller shall not, without first obtaining the written approval of Buyer, which approval shall not be unreasonably withheld, enter into any new Operating Agreements or other contracts or agreements related to the Hotel, or extend any existing such agreements, unless such agreements (x) can be terminated, without penalty, upon thirty (30) days’ prior notice or (y) will expire prior to the Closing Date.

If after the Opening of Escrow, but before Closing, Seller learns of facts or circumstances which make any of the foregoing representations or warranties materially inaccurate, Seller shall notify Buyer in writing of such facts or circumstances within three (3) business days after learning of the same but prior to the Closing and Buyer may elect, within three (3) business days after receipt of Seller’s notice but prior to the Closing, to terminate this Agreement by giving written notice to Seller and Escrow Agent. If Buyer fails to deliver such a termination notice, then Buyer shall be deemed to have: (i) waived its right to terminate this Agreement, (ii) elected to acquire the Property on the terms set forth in this Agreement and (iii) waived all remedies at law or in equity with respect to any inaccuracy in the representations or warranties resulting from the facts or circumstance disclosed by Seller in its notice to Buyer.

If after the Closing Buyer learns of facts or circumstances which existed prior to the Closing, but were not discovered until after the Closing, which facts or circumstances made any of the foregoing representations or warranties materially inaccurate as of the Closing Date, then Buyer shall have all remedies at law or in equity against Seller with respect to any inaccuracy in the representations or warranties, unless such facts or circumstances could not have been reasonably discharged by Seller.

Any representations or warranties made herein to Seller’s knowledge shall be deemed to be based only upon the actual knowledge of Allan V. Rose or Sam Friedman, without imputation as to constructive knowledge. As used in this Agreement, the term “knowledge” or “actual knowledge” shall mean only that nothing is known by or has come to Seller’s attention which would be inconsistent with or violative of the representations. In the event that Buyer discovers prior to the Closing Date that any representation or warranty of Seller set forth in this Agreement is untrue or inaccurate as of the Closing Date but nevertheless elects to close the purchase of the Property, Buyer shall conclusively be deemed to have waived any claim it may otherwise have against Seller predicated on such untrue or inaccurate warranty.

(r) Access to Financial Information. Buyer’s representatives shall have access to, and Seller and its Affiliates shall cooperate with Buyer and furnish upon request by making available at Seller’s offices or at the Property, all financial and other information (including the last 3 years’ financial statements), if in our possession, relating to the Hotel’s operations to the extent necessary to enable Buyer’s representatives to prepare audited financial statements in conformity with Regulation S-X of the Securities and Exchange Commission (the “SEC”) and other applicable rules and regulations of the SEC and to enable them to prepare a registration statement, report or disclosure statement for filing with the SEC on behalf of Buyer or its Affiliates, whether before or after Closing and regardless of whether such information is included in the Records to be transferred to Buyer hereunder. Seller shall also provide to Buyer’s representative a signed representation letter in form and substance reasonably acceptable to Seller sufficient to enable an independent public accountant to render an opinion on the financial statements related to each Hotel. Buyer will reimburse Seller for costs reasonably incurred by Seller to comply with the requirements of the preceding sentence to the extent that Seller is required to incur costs not in the ordinary course of business for third parties to provide such representation letters. The provisions of this Section shall survive Closing or termination of this Agreement.

4.2 Buyer’s Representations and Warranties. Buyer represents, warrants and agrees that:

(a) Organization and Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Virginia and has all requisite powers to carry on its business as now conducted and to enter into and perform its obligations hereunder and under any document or instrument required to be executed and delivered on behalf of Buyer hereunder.

(b) Authorization and Execution. This Agreement has been duly authorized by all necessary action on the part of the Buyer, has been duly executed and delivered by the Buyer, constitutes the valid and binding agreement of Buyer and is enforceable in accordance with its terms. There is no other person or entity who has an ownership interest in the Property or whose consent is required in connection with Buyer’s performance of its obligations hereunder.

(c) Litigation. To the knowledge of Buyer, there is no action, suit or proceeding pending or threatened against or affecting Buyer in any court, before any arbitrator or before or by any governmental agency.

4.3 Additional Acknowledgments.

4.3.1 Except as expressly set forth in this Agreement: (a) Buyer acknowledges that no person acting on behalf of Seller is authorized to make, and by execution and/or closing, Buyer acknowledges that no such person has made, any representation, warranty, guaranty or promise, whether oral or written; (b) Seller hereby disclaims all representations and warranties, express or implied or otherwise arising by operation of law, arising out of or with respect to the execution of this Agreement, any aspect, status, condition, or element of the Property, including, without limitation, any and all implied warranties of merchantability and/or fitness for a particular purpose; and (c) Buyer is and shall be purchasing the Property in its “AS IS, WHERE IS CONDITION WITH ALL FAULTS” and Seller shall have no liability to Buyer with respect to the condition of the Property under common law, or any federal, state or local law or regulation.

4.3.2 Buyer covenants and agrees that prior to the expiration of the Review Period, Buyer will have: (a) performed its own due diligence examination with respect to all matters affecting the Property, including, but not limited to, those contained in or within the scope of, Seller’s representations and warranties in this Agreement; and (b) thoroughly investigated to its full satisfaction, any and all other matters or rights included in this sale, together with any underlying encumbrances, covenants or restrictions pertaining to the Property. Buyer is satisfied with respect to the probable risk, worth and potential of the Property and Buyer has relied upon its own judgment and decision in entering into and consummating this purchase and sale. Except as contained in Section 4.1 above, Buyer acknowledges that Seller has made no representations or warranties, either express or implied, regarding the presence of any Hazardous Materials (as defined below) in, on or under the Hotel. By proceeding with this transaction following the expiration of the Review Period, Buyer will be deemed to have made its own independent investigation of the Hotel with regard to the presence or absence of Hazardous Materials as Buyer deems appropriate. As used herein, the term “Hazardous Material(s)” includes, without limitation, (A) any materials, substances or wastes which are toxic, ignitable, corrosive, reactive, or otherwise hazardous or potentially hazardous, and which are regulated by any local governmental authority, any agency of any state or county in which any of the Hotels is located, or any agency of the United States government, (B) any other material, substance, or waste which is defined or regulated as a hazardous material, extremely hazardous material, hazardous waste or toxic substance pursuant to any laws, rules, regulations or orders of the

United States government, or any state or county in which any of the Hotel is located, (C) asbestos, (D) petroleum and petroleum based products, (E) formaldehyde, (F) polychlorinated biphenyls (PCBs), (G) radon, and (H) freon and other chlorofluorocarbons

4.3.3 Buyer acknowledges and agrees that Seller does not represent or warrant the accuracy, sufficiency or completeness of any documents, reports, and information prepared or furnished by third parties, including, but not limited to, the Review Materials, and all other information provided to Buyer regarding the Property, whether written or verbal (collectively, “Documents and Information”). Buyer covenants and agrees to make its own independent investigation and verification of the accuracy, sufficiency and completeness of the Documents and Information. Buyer acknowledges that the Documents and Information do not predict the degree to which the business to be conducted on the Real Property and Improvements may succeed, if at all. Buyer agrees that it shall not attempt to assert any liability upon Seller for furnishing any Documents or Information to Buyer.

4.3.4 Buyer understands the speculative nature of operating the business to be conducted on the Real Property and Improvements and that Seller in no way guarantees whether the business to be conducted on the Real Property and Improvements may succeed or whether Buyer will recover any amounts invested in the business to be conducted on the Real Property and Improvements.

4.4 Survival. Each and every representation, warranty and agreement of Seller and Buyer shall (i) be true as of the date hereof and the Closing Date; (ii) survive the Closing Date and the passage of title pursuant to this Agreement for a period of six months; and (iii) be considered material and any breach thereof shall be an event of default and shall entitle the damaged party to utilize any and all remedies available under this Agreement.

4.5 Indemnity

4.5.1 By Seller. From and after the Closing, Seller shall indemnify and hold Buyer harmless from and be liable to Buyer for, any and all damages, liabilities, costs and expenses (collectively “Losses”) sustained by Buyer (including, without limitation, all reasonable legal fees and costs), resulting from or attributable to (a) Seller’s ownership, use, maintenance and operation of the Property prior to the Closing Date and (b) all accounts payable, operating expenses, costs and other charges incurred for periods prior to the Closing Date.

4.5.2 By Buyer. From and after the Closing, Buyer shall indemnify and hold Seller harmless from and be liable to Seller for, any and all damages, liabilities, costs and expenses (collectively “Losses”) sustained by Seller (including, without limitation, all reasonable legal fees and costs), resulting from or attributable to (a) Buyer’s ownership, use, maintenance and operation of the Property on and after the Closing Date and (b) all accounts payable, operating expenses, costs and other charges incurred for periods on and after the Closing Date.

4.5.3 Defense of Claim. In case any claim, demand or deficiency (a “Claim”) is asserted or any action is commenced or notice is given of any administrative or other proceeding against a party hereto (“Indemnified Party”) in respect of which indemnity properly sought against the other party (“Indemnitor”) pursuant to this Agreement, Indemnified Party shall give prompt notice thereof in writing to Indemnitor. Within 30 days after receipt of such notice (or prior to such earlier date as any answer in any administrative or other proceeding is due), Indemnitor may give Indemnified Party written notice of its election to conduct the defense of such Claim at its own expense (and any separate counsel engaged by Indemnified Party shall be at its expense). If Indemnitor has given Indemnified Party such notice of election to conduct the defense, Indemnified Party shall nevertheless have the right to participate in the defense thereof, but such participation shall be solely at its expense. If Indemnitor shall not notify Indemnified Party in writing (within the time hereinabove provided) of its election to conduct the defense of such Claim, Indemnified Party may (but need not) conduct (at the expense of Indemnitor) the defense of any Claim. The party assuming the defense of a Claim hereunder (the “Defending Party”) shall notify the other party of its intention to settle, compromise or satisfy any such Claim and may make such settlement, compromise or satisfaction unless such other party (the “Assuming Party”) shall notify the Defending Party in writing (within 30 days after receipt of such notice of intention to settle, compromise or satisfy) of its election to assume (at its sole expense) the defense of any such Claim and promptly thereafter take appropriate action to implement such defense. The Assuming Party shall indemnify the Defending Party and hold it harmless against any losses in excess of the amount of losses the Defending Party would have incurred if the proposed settlement had been agreed to. Indemnified Party shall cooperate with Indemnitor in any defense, at Indemnitor’s cost, and Indemnified Party shall provide reasonable access to, and copies of, records requested by Indemnitor and shall provide the reasonable assistance of Indemnified Party’s employees in connection with any defense.

5. CLOSE OF ESCROW AND ACTIONS OF THE PARTIES. Subject to the performance of all obligations of the parties hereunder, Escrow shall close on or before the Closing Date. Any deed, bill of sale, or assignment for transfer of the Property to Buyer shall be submitted to Buyer in final form for review and reasonable approval no later than ten (10) days prior to the Closing Date. All moneys and documents required to be delivered shall be deposited in Escrow no later than 3:00 p.m. Pacific Coast time on the Closing Date.

5.1 Seller Deposits. Seller shall deposit (or cause to be deposited) the following:

(a) Special Warranty Deed subject to the Permitted Exceptions, and an Affidavit of Property Value.

(b) Proof of the existence of Seller and the authority of the person signing on its behalf reasonably acceptable to Escrow Agent to cause it to issue its extended owner’s policy of title insurance for the Real Property insuring Buyer following close of Escrow.

(c) Bill of Sale for the FF&E and Inventory and an endorsed title for the motor vehicle (if any).

(d) Assignment and Assumption Agreement conveying all of Seller’s right, title and interest in and to the Operating Agreements and Warranties and Intangibles which are assignable.

(e) All keys, books, records, files, logs, registration books (including guest ledgers), sales client contact and revenue history, and all other materials in Seller’s possession or control which are necessary to maintain continuity of operation of the Hotel.

(f) A list of all employees by name, indicating each such employee’s salary or wage and applicable benefits. Other than the Retained Employees, Seller shall terminate all employees on, and no employment contracts with employees shall exist as of, the Closing Date and Seller will pay any and all accrued and earned severance payments or benefits and accrued vacation and other benefits that have accrued or may be payable to such employees on or before 12:01 a.m. on the Closing Date.

(g) A certification of non-foreign status in substantially the form contemplated under Section 1445(a) of the Internal Revenue Code.

(h) Termination of the Existing Management Agreement executed by Seller and Manager.

(i) Possession of the Property, subject only to rights of guests in possession and tenants pursuant to written leases included in the Leases, and estoppel certificates from tenants under Leases and the lessors under FF&E Leases in form and substance acceptable to Buyer.

(j) Such other documents as may reasonably be required by Buyer, its counsel, or Escrow Agent, to consummate the transaction which is the subject matter of this Agreement.

5.2 Buyer Deposits. Buyer shall deposit (or cause to be deposited) the following:

(a) Cash or certified funds in the amount set forth in the approved Settlement Sheet of Escrow Agent.

(b) Affidavit of Property Value.

(c) Assignment and Assumption Agreement referenced in Section 5.1(d).

(d) Evidence satisfactory to Seller, in its reasonable discretion, that (i) Marriott, under the franchise agreement to which Seller is a party, has fully and unconditionally released Seller, and any guarantors from any and all loss, cost, liability, or expense (other than franchise or license fees accrued up to and through the Closing Date) under such franchise for any termination or cancellation fee payable by Seller thereunder and for any post-closing obligations assumed by Buyer and its affiliates pursuant to the replacement franchise agreement and associated guaranty agreement, and (ii) the franchise agreement has been terminated effective as of the Closing Date by reason of Buyer having entered into a replacement franchise agreement with respect thereto. Seller shall reasonably cooperate with Buyer during the Review Period if and to the extent Buyer wishes to enter into any such replacement franchise agreement with Marriott. Notwithstanding anything contained in this Agreement to the contrary, a failure to obtain a release of Seller and/or a replacement franchise agreement shall not be a default by Buyer hereunder, rather, it shall be a failure of a condition to both parties’ obligation to close which will entitle the party to whom the condition belongs (i.e., the release belongs to Seller; the replacement franchise belongs to Buyer) only to terminate this Contract whereupon the Earnest Money Deposit shall be returned to Buyer.

(e) Such other documents as may reasonably be required by Seller, its counsel, or Escrow Agent to consummate the transaction which is the subject matter of this Agreement.

5.3 Prorations. Except as may be otherwise expressly provided herein, all revenues, income and expenses (including utility expenses and credit card adjustments) of the Property with respect to the period prior to 12:01 a.m. on the Closing Date (but only including 50% of that night’s room revenues) shall be for the account of Seller; and 50% of that night’s room revenues plus all revenues, income and expenses of the Property with respect to the period after 12:01 a.m. on the Closing Date (including all deposits or advances related to advance bookings or reservations exclusive of interest earned thereon through the Closing Date) for periods from and after the Closing Date) shall be for the account of Buyer. Seller shall deliver to Buyer the cash on hand at the Hotel on the Closing Date (except that cash which constitutes Seller’s 50% share of the room revenues). Only real property taxes and assessments and personal property taxes will be prorated inside of Escrow on the settlement statement; all other prorations shall be made outside of Escrow, in accordance with local custom in Los Angles County, California, as reflected in a separately executed proration statement, shall be allocated, reconciled and paid by check or wire transfer directly between the parties as soon as practicable on or after the Closing Date and may include, but not be limited to, income items such as revenues (prepaid or otherwise) from room, beverage, telephone and other similar charges, and expense (prepaid or otherwise) items such as utilities and amounts under Operating Agreements. If real property taxes and assessments to be assumed by Buyer are unavailable on the Closing Date, a re-adjustment of such taxes and assessments assumed by Buyer shall be made within thirty (30) days after the Closing or if longer, as soon as such taxes and assessments and charges or expenses assumed by Buyer are available. Should the sale occur after June 30th, and the property be re-assessed due to the sale contemplated herein for the tax year in which Closing occurs, a re-adjustment shall occur, and the figures from the re-assessment shall form the basis for the pro-ration amount. Notwithstanding the immediately preceding sentence, if a re-assessment occurs for future tax periods (i.e., for any period from and after Closing), no re-adjustment shall occur. The parties agree to cooperate in good faith in effecting such a final reconciliation and each party shall promptly pay (or reimburse the other party for) any expense item that is chargeable to the former party and shall promptly remit any income item to the other party if entitled thereto. In the event any adjustments pursuant to this Section 5.3 are, subsequent to Closing, found to be erroneous, then either party hereto is entitled to additional monies and shall invoice the other party for such additional amounts as may be owing, and such amount shall be paid promptly by the other party upon receipt of the invoice. Such invoice shall be accompanied by reasonable substantiating evidence.

The provisions of this Section 5.3 shall survive the delivery of the Deed.

5.4 Title Insurance. At the close of Escrow, Buyer shall have obtained an extended Owner’s policy of title insurance, in the amount of the Purchase Price, insuring Buyer that Buyer has acquired good and marketable fee simple title to the Property in the amount of the Purchase Price, subject only to the Permitted Exceptions. Buyer shall be responsible for any premium attributable to the standard coverage and Buyer shall be responsible for any premium attributable to extended coverage and any costs associated therewith and all endorsements.

5.5 General. All payments shall be in United States currency, wire transferred funds or certified funds. Buyer and Seller shall execute and deliver any additional documents required under this Agreement or necessary to complete the transactions contemplated by this Agreement as provided herein, both prior to and following close of Escrow. Possession of and risk of loss in connection with the Property shall be transferred by Seller to Buyer at close of Escrow. Escrow Agent shall close Escrow when it is in a position to issue its title insurance policy as required for the Property and to otherwise perform under this Agreement.

5.6 Further Contracts, Leases and Agreements. From the date hereof, until the earlier of the Closing or the termination of this Agreement, Seller will operate the Hotel in accordance with the following provisions:

(a) Seller shall not, without the prior written consent of Buyer, operate the Hotel and hold the Property otherwise than in a manner consistent with past practices and the ordinary course of business;

(b) Seller shall not dispose of any Hotel furniture, fixtures or FF&E other than in the ordinary course of business or sell, assign, or create any right, title or interest in the Property; and

(c) Seller shall not, without the prior written consent of Buyer, enter into any further contracts, leases or agreements relating to the Property, or extend, renew or amend existing contracts and agreements, other than in the ordinary course of business and only if the same is terminable upon 30 days notice without penalty or termination fee of any kind.

For purposes of this Agreement, the term “ordinary course of business” means the ordinary course of business consistent with the past custom and practice of the Seller (including with respect to quantity, quality and frequency.)

5.7 Bulk Sale. To the extent such laws are applicable to the transactions contemplated herein, Buyer and Seller waive compliance with the uniform commercial code provisions of the laws of any jurisdiction regarding bulk transfers, and Seller covenants and agrees to pay and discharge when due, unless contested by appropriate proceedings, all creditors and all liabilities of Seller pertaining to the Property.

5.8 Closing Costs. In addition to any other costs or expenses set forth in this Agreement, Seller shall pay the real estate commission, the fees and costs of Seller’s counsel and consultants, any sales, transfer, recordation and/or mansion taxes, and one-half of Escrow Agent’s escrow fee. In addition to any other costs or expenses set forth in this Agreement, Buyer shall pay one-half of Escrow Agent’s escrow fee, all costs for the owner’s title policy and all endorsements thereto, all costs incurred in connection with its financing arrangements including any loan assumption fee, if any, all costs and expenses incurred by Buyer and its representatives in inspecting or evaluating the Property and the fees and costs of Buyer’s counsel and consultants.

5.9 Recordation of Deed. The recording of the Deed in the official records of Los Angeles County, California shall be deemed to evidence full performance and discharge of every agreement and obligation on the part of Seller hereunder, except those which are herein specifically stated to survive the Closing or which are specifically stated in any other closing document to survive the delivery thereof.

5.10 Liquor License. Seller will cooperate in all reasonable respects (which shall include, without limitation, supplying information known to Seller and execution of such documents as may be legally required) with Buyer in connection with the application for a new liquor license by Buyer (the “Liquor Application”) to the extent reasonably necessary. Buyer shall diligently and in good faith proceed with the Liquor Application. If prior to the Closing Buyer is unable to obtain a new liquor license or a temporary permit to operate pending issuance of a new liquor license or to receive assurances that it can continue to use the existing liquor license following the Closing, then, Seller shall, at no expense to Seller, provide reasonable assistance to Buyer in negotiating an interim arrangement (the “Interim Arrangement”) whereby Seller shall assist in the operation of the liquor concessions at the Hotel on behalf of Buyer pending the issuance of the liquor license or a temporary permit to operate to Buyer. In such event, Buyer shall indemnify, defend and hold Seller harmless from and against any and all claims, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees and costs) arising in connection with such operation and provide such insurance coverage against any and all liability relating to operation of the liquor concessions at the Hotel as Seller may reasonably require.

5.11 Escrow Funds. To provide for the timely payment of any post-closing claims by Buyer against Seller hereunder, at Closing, Seller shall deposit an amount equal to Fifty Thousand and No/100 Dollars ($50,000.00) (the “Escrow Funds”) which shall be withheld from the Purchase Price payable to Seller and shall be deposited for a period of six months in an escrow account with the Title Company pursuant to an escrow agreement reasonably satisfactory in form and substance to Buyer and Seller (the “Post-Closing Agreement”), which escrow and

Post-Closing Agreement shall be established and entered into at Closing and shall be a condition to Buyer’s obligations under this Contract. If no claims have been asserted by Buyer against Seller, or all such claims have been satisfied, within such six month period, the Escrow Funds deposited by Seller shall be released to Seller. This escrow provision being further subject to that certain agreement dated as of even date herewith, a copy of which is attached hereto.

5.12 Buyer’s Conditions for Closing. Unless otherwise waived in writing, and without prejudice to Buyer’s right to cancel this Contract during the Review Period, the duties and obligations of Buyer to proceed to Closing under the terms and provisions of this Contract are and shall be expressly subject to strict compliance with, and satisfaction or waiver of, each of the conditions and contingencies set forth in this Section 5.12, each of which shall be deemed material to this Contract. In the event of the failure of any of the conditions set forth in this Section 5.12 or of any other condition to Buyer’s obligations provided for in this Contract, which condition is not waived in writing by Buyer, Buyer shall have the right at its option to declare this Contract terminated, in which case the Earnest Money Deposit and any interest thereon shall be immediately returned to Buyer and each of the parties shall be relieved from further liability to the other, except as otherwise expressly provided herein, with respect to this Contract.

(a) All of Seller’s representations and warranties contained in or made pursuant to this Contract shall be true and correct in all material respects as if made again on the Closing Date.

(b) Buyer shall have received all of the instruments and conveyances listed in Section 5.1.

(c) Seller shall have performed, observed and complied in all material respects with all of the covenants, agreements, closing requirements and conditions required by this Contract to be performed, observed and complied with by Seller, as and when required hereunder.

(d) All Liquor Licenses shall be in full force and effect and shall remain in full force and effect following Closing and shall have been or shall be transferred to, or new Liquor Licenses issued to, the Manager or an Affiliate thereof approved by Buyer within ninety (90) days of Closing, and Buyer shall have received satisfactory evidence thereof.

(e) Third Party Consents in form and substance satisfactory to Buyer shall have been obtained and furnished to Buyer.

(f) The Escrow Funds shall have been deposited in the escrow account pursuant to the Post-Closing Agreement and the parties thereto shall have entered into the Post-Closing Agreement.

(g) The Existing Management Agreement shall have been terminated.

(h) Buyer and the Franchisor shall have executed and delivered the New Franchise Agreement, in each case upon terms and conditions acceptable to Buyer in its sole and absolute discretion.

(i) The Existing Loan shall have been assumed by Buyer. Provided this Contract has not been terminated, Buyer, with cooperation from Seller, shall commence the assumption process assuming the outstanding balance and further agreeing to pay all of the fees and costs required by said lender for the Existing Loan as soon as reasonably practicable after the expiration of the Review Period. Should the lender’s consent be delayed beyond the date proposed for the date of Closing, the Closing Date shall be extended until five business days beyond the date on which the lender grants such approval, not to exceed an additional 30 days. If the approval is denied or the extended deadline reached, Buyer’s recourse shall be only to cancel this Agreement and obtain a full return of its Earnest Money, including any additional Earnest Money deposited after the end of the Due Diligence Period.

5.13 Seller’s Conditions for Closing. Unless otherwise waived in writing, and without prejudice to Seller’s right to cancel this Contract during the Review Period, the duties and obligations of Seller to proceed to Closing under the terms and provisions of this Contract are and shall be expressly subject to strict compliance with, and satisfaction or waiver of, each of the conditions and contingencies set forth in this Section 5.13, each of which shall be deemed material to this Contract. In the event of the failure of any of the conditions set forth in this Section 5.13, which condition is not waived in writing by Seller, Seller shall have the right at its option to declare this Contract terminated and null and void, in which case the remaining Earnest Money Deposit and any interest thereon shall be immediately paid to Seller and each of the parties shall be relieved from further liability to the other, except as otherwise expressly provided herein. The conditions are:

(a) All of Buyer’s representations and warranties contained in or made pursuant to this Contract shall be true and correct in all material respects as if made again on the Closing Date.

(b) Seller shall have received all of the money, instruments and conveyances listed in Section 5.2.

(c) Buyer shall have performed, observed and complied in all material respects with all of the covenants, agreements, closing requirements and conditions required by this Contract to be performed, observed and complied with by Buyer, as and when required hereunder.

(d) The Existing Loan shall have been assumed by Buyer. Provided this Contract has not been terminated, Buyer, with cooperation from Seller, shall commence the assumption process assuming the outstanding balance and further agreeing to pay all of the fees and costs required by said lender for the Existing Loan as soon as reasonably practicable after the expiration of the Review Period. Provided this Contract has not been terminated, Buyer, with cooperation from Seller, shall commence the assumption process assuming the outstanding balance and further agreeing to pay all of the fees and costs required by said lender for the

Existing Loan as soon as reasonably practicable after the expiration of the Review Period. Should the lender’s consent be delayed beyond the date proposed for the date of Closing, the Closing Date shall be extended until five business days beyond the date on which the lender grants such approval, not to exceed an additional 30 days. If the approval is denied or the extended deadline reached, Seller’s recourse shall be only to cancel this Agreement whereupon Buyer shall receive a full return of its Earnest Money, including any additional Earnest Money deposited after the end of the Due Diligence Period.

5.14 Cure Rights. Notwithstanding Sections 5.12 or 5.13 to the contrary, neither party will exercise its right to terminate this Contract in accordance with 5.12 or 5.13 above, as applicable, without first giving the other party five (5) business days’ (or longer in the notifying party’s discretion) notice and opportunity to satisfy the failed condition(s). If, after such notice and cure period the condition remains unsatisfied, this Section 5.14 will be of no further force and effect and this Contract shall be interpreted as if this Section was never included.

6. DEFAULT.

6.1 Seller Default. In the event that, on or before the Close of Escrow, Seller breaches any warranty or representation contained herein or at any time fails to comply with or perform any of the conditions, covenants, agreements or obligations to be performed by Seller hereunder (“Seller Breach”), then Buyer may elect, upon giving written notice to Seller (i) to terminate this transaction and Escrow, in which event Buyer shall receive a refund of the Earnest Money Deposit (together with all interest thereon), and Seller shall reimburse Buyer for Buyer’s reasonable and actual out of pocket expenses incurred by Buyer not to exceed $50,000 or (ii) to treat this Agreement as being in full force and effect in which event Buyer shall have the right to an action against Seller for specific performance and the costs (including reasonable attorneys’ fees) for prosecuting such action.

6.2 Buyer Default. In the event that, on or before the Close of Escrow, Buyer breaches any warranty or representation contained herein or at any time fails to comply with or perform any of the conditions, covenants, agreements or obligations to be performed by Buyer hereunder, then Seller, as its exclusive and sole remedy for such breach or failure shall be entitled to retain the Earnest Money Deposit as full liquidated damages therefor. The parties acknowledge that it is impossible to more precisely estimate the specific damage which would be suffered by Seller in the event of such breach or failure by Buyer, and the parties expressly acknowledge and intend that this provision is a provision for liquidated damages and not a penalty provision.

7. COMMISSIONS. Each party represents and warrants to the other that the party has not dealt with any real estate brokers or salesmen, finders or other persons or entities of any kind or nature who may make a claim for a commission in connection with this transaction, and each party shall indemnify and hold harmless the other from and against any and all liability, responsibility, claims, losses, damages, costs, expenses and attorneys’ fees of any kind or nature incurred or sustained by the other party as a result of the claim of any person or entity for a commission or finders fee resulting from the activities or actions of the party. This paragraph shall survive the close of Escrow or termination of this Agreement.

8. INSURANCE/CASUALTY/CONDEMNATION. Seller agrees that it will keep the Property insured against casualty until the Closing Date under its existing insurance policies or replacement policies with the same coverage as existing at the date of execution hereof. Such policies shall be terminated by Seller at the Closing Date. In the event that, prior to the Closing Date, all or any portion of the Property shall be destroyed by fire or other casualty, or taken by condemnation or exercise of the right of eminent domain, or if proceedings therefor shall be instituted or threatened and the amount of any such damage or condemnation exceeds $100,000, then Buyer may, within ten (10) days of its receipt of notice of such event, elect to terminate this Agreement by written notice to Seller and Escrow Agent. If the damage or condemnation is equal to or less than $100,000 or if the damage or condemnation exceeds $100,000 but Buyer does not terminate this Agreement, then the parties shall proceed to close the transaction contemplated hereby, in which event any insurance or condemnation proceeds (excluding rental loss proceeds attributable to the period prior to the Closing Date) shall inure to the benefit of Buyer and shall be assigned by Seller to Buyer at close of Escrow. In the event the parties proceed to close the transaction contemplated hereby, Seller shall pay any required deductible applicable to such insurance coverage, or the Purchase Price shall be reduced by the amount of any such deductible.

9. GENERAL.

9.1 Successor Benefits; Nominee. This Agreement shall be binding upon and inure to the benefit of the heirs, successors, assigns and legally appointed representatives of the parties hereto except as specifically provided herein to the contrary. Except for an assignment by Buyer in whole or in part to an affiliate of Buyer or entity wholly owned by Buyer or an affiliate of Buyer or an assignment in connection with the execution of the provisions of Section 14, Buyer shall not be entitled to assign its interest under this Agreement without Seller’s prior written consent, which consent shall not be unreasonably withheld

9.2 Time of Essence. Time shall be considered of the essence in this Agreement.

9.3 Severability. If any provision in this Agreement or any application thereof shall be invalid or unenforceable, the remainder of this Agreement and any other application of such provision shall not be affected thereby and shall not be rendered invalid or unenforceable.

9.4 Notices. Any notice, consent, request or other communication required or permitted to be given hereunder shall be in writing, shall be: (a) personally delivered; (b) delivered by Federal Express or other comparable overnight delivery service; (c) electronically transmitted via facsimile or email to the contact information detailed above; or (d) transmitted by United States certified mail, return receipt requested with postage prepaid, and shall be addressed to the addresses first set forth above, or such other addresses as may be designated hereafter by either party. Unless otherwise specified, all notices and other communications shall be deemed to have been duly given on the first to occur of actual receipt of the same or: (i) the date of delivery if personally delivered; (ii) one (1) business day after depositing the same with the delivery service if by overnight delivery service; and (iii) three (3) business days following posting if transmitted by mail.

9.5 Work Product. Effective upon and in the event of a termination of this Agreement for any reason, Buyer shall return all materials and information given to it by Seller or any of their consultants during the Escrow, in the same condition as delivered to Buyer.

9.6 Legal Expenses. In the event that a party employs attorney(s) to enforce the provisions of this Agreement, the non-prevailing party agrees to pay the prevailing party’s reasonable attorney fees and all expenses reasonably incurred at, before or after trial and on appeal, whether or not taxable as costs, or in any bankruptcy proceeding.

9.7 Amendment and Waiver. The parties hereto may by mutual agreement amend this Agreement in any respect, provided that any such amendment shall be in writing, signed by both parties. The waiver of any condition under this Agreement shall not constitute a future waiver of said condition or any other condition.

9.8 Headings; Construction and Governing Law. The headings of the paragraphs herein are for the convenience of the parties only and shall not affect the meanings or interpretations of the contents thereof. The laws of the State of California (without giving effect to its choice of law principles) shall govern the validity, performance, interpretation and enforcement of this Agreement. Each party hereby consents to the jurisdiction and venue of any court of competent jurisdiction in Sacramento, California.

9.9 Entire Agreement. The entire agreement between Buyer and Seller is expressed herein.

9.10 Counterparts. This Agreement may be executed in any number of counterparts and each such executed counterpart shall constitute one and the same agreement.

9.11 Further Assurances. In addition to the respective obligations required to be performed under this Agreement, Seller and Buyer shall each perform, at the close of Escrow or from time to time thereafter, such other acts, and shall execute, acknowledge and/or deliver such other instruments, documents and other materials, as may be reasonably required in order to consummate the transaction described in this Agreement. It is understood and agreed, inter alia, that the foregoing provisions shall not be deemed to require either party to perform any of the obligations of the other.

9.12 Escrow Instructions. Without requiring separate signatures, Seller and Buyer hereby adopt the standard printed terms of the escrow instructions now used by Escrow Agent, provided, however, that:

(a) any conflict between the printed form of escrow instructions and the express terms of this Agreement shall be resolved in favor of the express terms of this Agreement;

(b) the following provisions shall be deemed deleted from the printed form of escrow instructions, whether or not crossed out or otherwise obliterated by the Escrow Agent:

1. any provision granting the Escrow Agent a lien on the Property or any portion thereof with respect to any amount owed by any party to the Escrow Agent as such or in consideration of its issuance, as insurer, of the title policy;

2. any provision purporting to indemnify the Escrow Agent with respect to any liability which it may incur as a result of its intentional or negligent acts or omissions while serving as Escrow Agent (including, without limitation, acts or omissions of an insurer);

3. any provision purporting to provide for a notice of default or other failure to perform or a cancellation of the transactions, including, but not limited to, any “13 day” cancellation notices; and

4. any provision under which the Escrow Agent is entitled to a fee for its service as such if this Agreement is terminated at or prior to the Closing.

10. TAX REPORTING. Escrow Agent, as the party responsible for closing the transaction contemplated hereby within the meaning of Section 6045(e)(2)(A) of the Internal Revenue Code of 1986, as amended (“the Code”), shall file all necessary information, reports, returns, and statements (collectively, the “Reports”) regarding the transaction required by the Code including, but not limited to, the reports required pursuant to Section 6045 of the Code. Escrow Agent further agrees to indemnify and hold Buyer, Seller, and their respective attorneys and brokers harmless from and against any and all claims, costs, liabilities, penalties, or expenses resulting from Escrow Agent’s failure to file the reports Escrow Agent is required to file pursuant to this Section 10.

11. CONFIDENTIALITY. All of the confidential information exchanged between Buyer and Seller is confidential and is to be kept confidential by the parties, who may, however, disclose same, on a “need-to-know” basis, to their directors, officers, prospective investors and partners, employees, agents, advisors, attorneys, accountants, consultants, bankers and financial advisors. Before disclosing any such information to such representatives or authorizing them to receive any such information, each party shall instruct them to keep that information confidential in the same manner. Except with respect to any financial information provided by one party to the other, the foregoing provisions of this Article shall terminate at Closing if Buyer does in fact purchase the Property. The term confidential information is all information provided by a party except information available in public records, information that is or becomes generally available to the public because of release by the respective party or information that must be released under applicable law or a valid, final judicial or administrative order. Notwithstanding the foregoing to the contrary, Seller acknowledges that Buyer’s ultimate parent is a publicly-held company subject to reporting requirements under the Securities Act of 1933 and the Securities Exchange Act of 1944. Accordingly, nothing contained herein shall prevent Buyer from disclosing information related to the subject matter of this Agreement in accordance with federal securities laws, rules and regulations.

12. WARN ACT. Unless Buyer or the Manager expressly agrees otherwise, none of the employees of the Hotel shall become employees of Buyer, as of the Closing Date; instead, such employees shall become employees of a third party leasing company retained by the Manager. Seller shall not give notice under any applicable federal or state plant closing or similar act, including, if applicable, the Worker Adjustment and Retraining Notification Provisions of 29 U.S.C., Section 2102, the parties having agreed that a mass layoff, as that term is defined in 29 U.S.C., 2101(a)(3), will not have occurred. Any liability for payment of all wages, salaries and benefits, including, without limitation, accrued vacation pay, sick leave, bonuses, pension benefits, COBRA rights, and other benefits accrued or earned by and due to employees at the Hotel through the Cutoff Time, together with F.I.C.A., unemployment and other taxes and benefits due with respect to such employees for such period, shall be charged to Seller, in accordance with the Existing Management Agreement, for the purposes of the adjustments to be made as of Closing. All liability for wages, salaries and benefits of the employees accruing in respect of and attributable to the period from and after Closing shall be charged to Buyer, in accordance with the New Management Agreement. To the extent applicable, all such allocations and charges shall be adjusted in accordance with the provisions of the Existing Management Agreement.

13. EXCHANGE. Buyer or Seller may, at their respective option, exchange one or more properties for the Property in order to effectuate a tax-free exchange under Section 1031 of the United States Internal Revenue Code of 1986, as amended. The non-exchanging party agrees to reasonably cooperate in effectuating such exchange provided that: (i) the effectuation of any such exchange shall not impose any additional financial obligations or potential liability upon them or require them to take title to any property other than the Property; (ii) the effectuation of any such exchange shall not extend the closing date or constitute a condition precedent of any obligations hereunder nor shall the failure or termination of any replacement property contract of Seller give rise to any right of Seller to terminate this Agreement; and (iii) the exchanging party hereby agrees to indemnify and hold the other party harmless from and defend them against any and all liabilities, claims, costs and expenses arising out of or resulting from their involvement with such exchange. Additionally, Seller may distribute the Property out to its individual members so that the members can take advantage of IRC Section 1031 exchange provisions individually; provided, however, Seller shall be responsible for all costs, including any additional escrow or closing fees charged by the Title Company, resulting from such distributions; and provided, further, that any Closing documents to be executed by Seller shall be executed by Seller and either, Allan V. Rose, individually, or each of the constituent partners or members of Seller.

14. FRANCHISE AND MANAGEMENT.

14.01 Franchise Agreement. Seller has entered into the Existing Franchise Agreement with Marriott International, Inc. or an affiliate thereof (the “Franchisor”) governing the use of the Hotel as a Hampton Inn (the “Brand”). At the Closing, Buyer and the Franchisor shall enter into a new franchise agreement, effective as of the Closing Date, replacing the Existing Franchise Agreement and containing terms and conditions acceptable to Buyer. Buyer shall be responsible for the payment and completion of any Franchisor mandated product improvement plan. If Buyer pays the cost for the product improvement plan report (the “PIP Fee”), then, in the event this Contract is terminated and Closing does not occur (other than by reason of Buyer’s default), Seller shall reimburse Buyer for the PIP Fee. Seller and the Franchisor shall terminate the Existing Franchise Agreement, as of the Closing Date, and Buyer shall be solely responsible for all claims and liabilities arising thereunder. Seller and Buyer shall use all commercially reasonable efforts to obtain a release of Seller and any other guarantors as described in Section 5.2(d) above. Buyer agrees to apply for and use reasonable efforts, and Seller shall cooperate with Buyer, to obtain the new franchise agreement, together with the assignment to Buyer of all waivers of any brand standard necessary or appropriate for the operation of the Hotel under the Brand. It shall be a condition to Closing for Buyer and Seller that the Franchisor provide the foregoing consent; provided, however, that Buyer shall not be entitled, as a condition to Closing, to require amendments to the Existing Franchise Agreement (or to require a new franchise agreement (the “New Franchise Agreement”)) that contains economic terms more favorable to the owner or franchisee than the economic terms of the Existing Franchise Agreement or that differ in any other material respect from the form of franchise agreement which Buyer and Franchisor have negotiated previously as their standard form of franchise agreement (to the extent such standard forms are applicable under the circumstances). Buyer shall be responsible for all costs related to the termination of the Existing Franchise Agreement and the execution of a new franchise agreement, including but not limited to, the payment of license, application, transfer and similar fees thereunder. Seller shall use best efforts to promptly provide all information required by the Franchisor in connection with each such new franchise agreement, and Seller and Buyer shall diligently pursue obtaining each the same.

14.02 Management Agreement. The Hotel is currently managed by Dimension Development Company, Inc. (“Manager”) pursuant to that certain agreement dated May 8, 2001 (the “Existing Management Agreement”) between Seller and Manager. Seller, at its sole cost and expense, shall terminate the Existing Management Agreement at Closing.

14.03 Other Purchase Agreement. Concurrently with the execution of this Agreement, Buyer is entering into a purchase contract (the “Residence/Fairfield Contract”) with RT Clarita, L.P., a Delaware limited partnership (the “Hampton Seller”) for the purchase of the Fairfield Inn Santa Clarita Valencia hotel located at 25340 The Old Road, Santa Clarita, California 91381 and the Residence Inn Santa Clarita Valencia hotel located at 25320 The Old Road, Santa Clarita, California 91381. Buyer and Seller acknowledge and agree that the closing under this Agreement and the Residence/Fairfield Contract must occur within a reasonable timeframe from one another, if not simultaneously, that a default by either party under this

Agreement that remains uncured in accordance with the terms of this Agreement shall entitle the non-defaulting party to terminate the Residence/Fairfield Contract on notice to the other, and that a default by either party under the Residence/Fairfield Contract shall entitle the non-defaulting party to terminate this Agreement on notice to the other. In addition, in the event of any occurrence or exercise of any right which results in the termination of the Residence/Fairfield Contract prior to Closing, either party shall have the right to terminate this Agreement upon notice to the other, in which event, unless such termination resulted from Buyer’s default, the Deposit shall be paid to Buyer. Notwithstanding the foregoing, in the event of termination of this Agreement and the Residence/Fairfield Contract as a result of Buyer’s default under one, but not both, of such Agreements, the selling party shall only be entitled to retain the Deposit for the Agreement under which Buyer shall have defaulted. Notwithstanding the foregoing, in the event of a default by Seller, under one, but not both, of such Agreements, Buyer shall be entitled to either (i) terminate both this Agreement and the Residence/Fairfield Contract, or (ii) pursue specific performance of both this Agreement and the Residence/Fairfield Contract.

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the Opening of Escrow.

[See attached signature pages]

SELLER:

RT Clarita Two, L.P., a Delaware limited partnership

BY: Clarita Hotel Two Corp., its General Partner

By:	/s/ Sam Friedman
Sam Friedman, Vice President

Date: August 29, 2008

BUYER:

Apple Nine Hospitality Ownership, Inc., a Virginia corporation

By:	/s/ Justin G. Knight
Name:	Justin G. Knight
Title:	President

Date: August 29, 2008